                            Home Federal Savings Bank
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

       THIS AGREEMENT is made effective this 1st day of April, 2001, by and between Home Federal Savings Bank, a federal savings bank located in Seymour,
Indiana (the "Company") and Lawrence E. Welker (the "Executive").

         BACKGROUND

       On May 22, 1991, the Company and the Executive entered into an Executive
Supplemental Retirement Income Agreement. Subsequently, the Company and the
Executive entered into amendments to the Executive Supplemental Retirement
Income Agreement as follows:
            Amendment                                         Date

       First Amendment                                        July 14, 1992
       Second Amendment                                       February 18, 1993
       Third Amendment                                        February 27, 1998
       Fourth Amendment                                       February 27, 2001

       Collectively, these documents comprise the Executive Supplemental
Retirement Income Agreement (the "Agreement"). The Company and the Executive now
desire to amend and restate said Agreement for the purpose of revising the terms and provisions contained therein. This new Agreement shall rescind and replace the existing Agreement.

                                  INTRODUCTION

       To encourage the Executive to remain an employee of the Company, the
Company is willing to provide supplemental retirement benefits to the Executive.
The Company will pay the benefits from its general assets.

                                    AGREEMENT

       The Executive and the Company agree as follows:

                                    Article 1
                                   Definitions

       Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.5      "Code" means the Internal Revenue Code of 1986, as amended.

1.6      "Corporation" means Home Federal Bancorp.

1.7      "Termination for Cause" See Section 5.2.

1.8 "Termination of Employment" means that the Executive ceases to be employed by the Company or the Corporation for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the
Executive or the date of the Executive's Termination of Employment, the Company
shall have the sole and absolute right to decide the dispute.

                                    Article 2
                                Lifetime Benefits

       2.1  Retirement Benefit. Upon Termination of Employment on or after the date of execution of this Agreement for reasons other than Termination for
Cause, the Company shall pay to the Executive the benefit described in this
Section 2.1 in lieu of any other benefit under this Agreement.

2.1.5   Amount of Benefit. The annual Retirement Benefit under this Section
       2.1 is $58,649 (fifty-eight thousand six-hundred and forty-nine dollars).
       The Company may increase the annual benefit under this Section 2.1 at the sole and absolute discretion of the Company's Board of Directors.

2.1.6   Payment of Benefit. The Company shall pay the annual benefit to the Executive in equal monthly installments payable on the first day of each month commencing at the later of the month following: (a) the
       Executive's Termination of Employment or (b) the date the Executive reaches age 50. Such payments shall be made for a total of 180 months.

                                    Article 3
                                 Death Benefits

       3.1 Death Prior to Commencement of Benefit. If the Executive dies:
(a) while in the active service of the Company or (b) after Termination of
Employment, for reasons other than Termination for Cause, but before payments commence, the Company shall pay to the Executive's beneficiary (as determined in accordance with Section 4.1) the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

               3.1.1 Amount of Benefit.  The annual  benefit  under this Section
          3.1 is the Retirement Benefit described in Section 2.1.1.

              3.1.2  Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in equal monthly installments payable on the first day of each month commencing with the month following the
       Executive's death and continuing for 179 additional months.

3.4  Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.5  Burial Benefit. In addition to the above-described death benefits, the Executive's beneficiary shall be entitled to a one-time lump sum death benefit in the amount of $15,000 (fifteen thousand dollars). The payment shall be made within 30 days of the Executive's death.

                                    Article 4
                                  Beneficiaries

       4.1  Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation.
However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

       4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the
Company from all liability with respect to such benefit.

                                    Article 5
                               General Limitations

5.1   Excess  Parachute  or Golden  Parachute  Payment.  Notwithstanding  any
provision  of this  Agreement  to the  contrary,  the Company  shall not pay any benefit  under this  Agreement  to the extent the benefit  would be a prohibited golden  parachute  payment  pursuant  to 12  C.F.R.ss.359.2  and for  which  the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R.ss.359.4.

5.3  Termination for Cause. Notwithstanding any provision of this
Agreement to the contrary, the Company shall not pay any benefit under this
Agreement, if the Company terminates the Executives employment for:

             5.2.1     Gross negligence or gross neglect of duties; or

5.2.4  Commission of a felony or of a gross misdemeanor involving moral turpitude; or

5.2.5   Fraud, disloyalty, dishonesty or willful violation of any law committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

       5.3 Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the
Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal
Deposit Insurance Act.

                                    Article 6
                          Claims and Review Procedures

       6.1  Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of his or her eligibility or none eligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the
Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

       6.2  Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons that the
Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the
Claimant (or counsel) shall have the right to review the pertinent documents.
The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 7
                           Amendments and Termination

       This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive, except as provided in Article 5.

                                    Article 8
                                  Miscellaneous

     8.1  Binding  Effect.  This  Agreement  shall  bind the  Executive  and the
Company,   and   their   beneficiaries,    survivors,   executors,   successors,
administrators and transferees.

       8.2  No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

       8.3  Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.5  Applicable  Law.  The  Agreement  and all  rights  hereunder  shall be governed by the laws of the State of Indiana,  except to the extent preempted by the laws of the United States of America.

       8.6  Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this
Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

       8.7 Recovery of Estate Taxes.  If the Executive's gross
estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the
Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

8.12 Entire Agreement.  This Agreement  constitutes the entire agreement between the Company and the  Executive as to the subject  matter  hereof.  No rights are granted  to  the  Executive  by  virtue  of  this  Agreement  other  than  those specifically set forth herein.

8.13  Administration.  The Company  shall have  powers  which are  necessary  to administer this Agreement, including but not limited to:

8.9.9   Interpreting the provisions of the Agreement;
8.9.10 Establishing and revising the method of accounting for the Agreement; 8.9.11 Maintaining a record of benefit payments; and 8.9.12
Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

       IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                                          COMPANY:
                                                    Home Federal Savings Bank

/s/ Lawrence E. Welker.                              By  /s/ John K. Keach, Jr.
----------------------------------                   --------------------------
Lawrence E. Welker                                  Title  Chairman/CEO
                                                    ---------------------------

         By execution hereof, Home Federal Bancorp consents to and agrees to be bound by the terms and condition of this Agreement.

ATTEST:                                              CORPORATION:
                                                     Home Federal Bancorp

/s/Linda K. Scheidt                                By  /s/ John K. Keach, Jr.
---------------------                               --------------------------
Ass't. Secretary                                   Title  Chairman/CEO
                                                   ---------------------------